Exhibit 10.1

221 West Grand Avenue • Suite 200 • Montvale, New Jersey 07645 Tel: 201-934-5000 • Fax: 201-934-8880 • www.synvista.com

CONSULTING AGREEMENT

This Agreement is made and entered into as of January 1, 2008, by and between Synvista Therapeutics, Inc., a Delaware corporation, whose principal address is 221 West Grand Avenue, Montvale, New Jersey 07645 (the “Company”) and Malcolm MacNab, 13 North Water Street, Nantucket, MA 02554 (“Consultant”).

Whereas, the Company desires to retain Consultant as an independent contractor to perform certain consulting services for the Company as requested for a period starting on January 1, 2008 through December 31, 2008, and Consultant is willing to perform such consulting services, all on the basis set forth more fully herein;

NOW, THEREFORE, the parties agree as follows:

1.	Term of Agreement. This Agreement will become effective on January 1, 2008, and will end no later than December 31, 2008.

2.
Services. Consultant agrees to provide the Company with the services outlined on the attached Scope of Services. Consultant agrees to perform the Services requested by the Company hereunder faithfully, diligently and to the best of Consultant’s skill and ability.

3.
Consulting Fee. In consideration of the performance of the Services called for by this Agreement, the Company agrees to pay Consultant, as compensation, a consulting fee of $5000.00 per month for 25 hours per month and $300.00 per hour for additional time thereafter, which shall be payable on a monthly basis. Synvista will reimburse Consultant for all reasonable and customary business expenses which have been agreed to by the Company. In addition, the Company agrees to continue to vest Consultant’s unvested options during the consultancy period. Such options, to the extent that they were granted as incentive stock options (“ISOs”), shall retain their status as ISOs until 90 days following his resignation date, at which time they shall automatically be converted to non-qualified stock options (“NQSOs”). His vested options together with new options that may vest during his consultancy, will remain exercisable from his resignation date up through a period of one year following the termination of this Agreement.

4.
Relationship of Parties. It is expressly understood that and agreed that, in providing consulting services to the Company, Consultant is an independent contractor, not an employee of the Company; Consultant shall be responsible for paying all federal, state, social security and/or local taxes arising from Consultant’s consulting relationship with the Company. Consultant, as an independent contractor, understands that the Company is not obligated to pay any withholding taxes, social security, unemployment or disability insurance or similar items in connection with any payments made to Consultant by the Company pursuant to this Agreement. Consultant shall not participate in any of the Company’s employee benefit plans or programs (including any pension, welfare, health, stock option, bonus, or other fringe benefit plans), collectively “Plans,” sponsored, established or maintained by the Company (or any related or affiliated entity), regardless of whether Consultant may be subsequently adjudged or deemed (by an court or governmental agency) to be an employee of the Company (notwithstanding the terms of this paragraph). To the extent that notwithstanding Consultant’s independent contractor status, as acknowledged in this paragraph and the provisions set forth in the immediate preceding sentence of this paragraph, Consultant has or may have any rights of participation in any Plans, Consultant hereby waives them, freely, knowingly and voluntarily. Consultant shall not have the right to bind the Company to any legal obligation.

5.
Debarment. Consultant represents and warrants for itself and its agents that, to the best of its knowledge, information, and belief, it is and they are not using, and will not use, in any capacity, in connection with the performance of the Services by Consultant under this Agreement, the services of any person debarred under subsections 306(A) or 306(B) of the Generic Drug Enforcement Act of 1992. Consultant shall disclose in writing to the Company, as soon as reasonably practicable upon receiving actual notice thereof, the debarment of any employee or agent that is debarred or the existence of any action, suit claim, investigation, or legal or administrative proceeding pending or threatened, relating to the debarment of Consultant or any person performing Services on behalf of Consultant.

6.
Pre-Existing Obligations. Consultant represents and warrants that Services performed pursuant to this Agreement do not and will not conflict with any other obligation of Consultant to any third party. Consultant will promptly inform the Company in advance of any potential conflicts of interest that may arise due to Consultant’s performance of services for any third party and Consultant agrees not to provide services requested by the Company if doing so would conflict with obligations of Consultant to third parties that arose prior to the Company’s request for such services.

7.
Invention Assignment, Confidential Information and Non-Competition Agreement. In conjunction with this Consulting Agreement, Consultant shall sign a copy of the Company’s Confidential Disclosure and Non-Use Agreement, the terms of which are expressly incorporated herein by reference.

8.
Indemnification. The Company shall indemnify, defend and hold Consultant harmless from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys' and professional fees and other expenses of litigation and/or arbitration) (a "Liability") resulting from a claim, suit or proceeding brought by a third party against Consultant, arising from or occurring as a result of activities performed by Consultant in connection with Consultant's performance under this Agreement, except to the extent such Liability is caused by the gross negligence or willful misconduct of Consultant. Consultant shall promptly notify the Company of any Liability for which Consultant intends to claim such indemnification, and cooperate fully with the Company in the investigation, conduct and defense of any Liability covered by this Paragraph 8 and provide full information with respect thereto.

9.	Term. This Agreement shall be renewable on December 31, 2008 upon mutual agreement, in writing, between the Company and Consultant.

10.
Termination. This Agreement may be terminated as follows: (a) by either party for any reason upon thirty (30) days’ written notice, or (b) by either party, in the event of a breach by the other party of any of the covenants contained herein, immediately upon written notice to the breaching party. The parties shall deal with each other in good faith during the ten- (10) day period after notice of intent to terminate has been given under subsection (a).

11.
Effect of Termination. Any termination of this Agreement shall not relieve the Company of its obligations under Section 3 hereof to pay Consultant the Consulting Fee for Services performed prior to termination and shall not relieve Consultant of Consultant’s obligations under Sections 4, 5, 6 and 7 hereof. Upon any such termination, Consultant shall promptly notify the Company of all Confidential Information and Designs and Materials in Consultant’s possession and shall deliver to the Company all such Confidential Information and Designs and Materials.

12.
Notices. Any notices required or permitted hereunder shall be in writing and shall be deemed to have been given when delivered by certified mail, postage prepaid, to the address of the receiving party set forth in this Agreement, or to any other address of the receiving party designated by written notice in accordance with this Section.

13.	Assignment. This Agreement shall be assignable by the Company, but is not assignable or transferable by Consultant.

14.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to choice of law principles. The language of all parts of this Agreement shall in all cases be construed according to its fair meaning and not for or against any of the parties.

15.	Severability. The invalidity or unenforceability of any clause of this Agreement shall not affect the validity or enforceability of any other clause.

16.
Agreement May Be Signed in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

17.
Complete Understanding Modification. This Agreement constitutes the entire agreement of the parties and no waiver, modification or amendment of any provision hereof shall be effective unless in writing and signed by the parties hereto. By entering into this Agreement, the Company does not in any way make an offer of employment to Consultant.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, which is effective as of the date first written above.

Synvista Therapeutics, Inc.		Malcolm MacNab, M.D., Ph.D.

By: /s/ Noah Berkowitz	By:	/s/ Malcolm MacNab
Noah Berkowitz, M.D., Ph.D.
President and Chief Executive Officer	SS#:	______________________________________

SCOPE OF SERVICES

Consultant will work closely and interactively with Synvista on:

1.	Clinical trial design and implementation; and
2.	Regulatory strategy and implementation in US and EU; and
3.	Identifying and maintaining good relationships with key opinion leaders and key vendors